EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated December 16, 2008 with respect to the consolidated financial statements of XATA Corporation appearing in the 2008 Annual Report of XATA Corporation to its shareholders and with repect to the schedule included in the Annual Report on Form 10-K for the year ended September 30, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
April 23, 2009